Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

By and Among

ANHEUSER-BUSCH COMPANIES, INC.,

INBEV N.V./S.A.

and

PESTALOZZI ACQUISITION CORP.

Dated as of July 13, 2008

TABLE OF CONTENTS

		Page
Article I

The Merger; Closing; Effective Time

1.1.	The Merger.	2
1.2.	Closing.	2
1.3.	Effective Time.	2

Article II

Certificate of Incorporation and By-Laws of the Surviving Corporation

2.1.	The Certificate of Incorporation.	2
2.2.	The By-Laws.	3

Article III

Directors and Officers of the Surviving Corporation

3.1.	Directors.	3
3.2.	Officers.	3

Article IV

Effect of the Merger on Capital Stock; Exchange of Certificates

4.1.	Effect on Capital Stock.	3
4.2.	Exchange of Certificates.	4
4.3.	Treatment of Stock Plans.	7
4.4.	Adjustments to Prevent Dilution.	7

Article V

Representations and Warranties

5.1.	Representations and Warranties of the Company.	8
5.2.	Representations and Warranties of Parent and Merger Sub.	26

Article VI

Covenants

6.1.	Interim Operations.	30

6.2.	Acquisition Proposals.	34
6.3.	Proxy Filing; Information Supplied.	37
6.4.	Stockholders Meeting.	38
6.5.	Filings; Other Actions; Notification.	39
6.6.	Access and Reports.	42
6.7.	Stock Exchange Delisting.	42
6.8.	Publicity.	43
6.9.	Employee Benefits.	43
6.10.	Debt and Equity Financing.	45
6.11.	Expenses.	47
6.12.	Indemnification; Directors’ and Officers’ Insurance.	47
6.13.	Takeover Statutes.	49
6.14.	Communications.	49
6.15.	Release and Termination of Litigation.	50
6.16.	Retention Plan.	50
6.17.	Other Matters.	50

Article VII

Conditions

7.1.	Conditions to Each Party’s Obligation to Effect the Merger.	51
7.2.	Conditions to Obligations of Parent and Merger Sub.	52
7.3.	Conditions to Obligation of the Company.	52

Article VIII

Termination

8.1.	Termination by Mutual Consent.	53
8.2.	Termination by Either Parent or the Company.	53
8.3.	Termination by the Company.	54
8.4.	Termination by Parent.	54
8.5.	Effect of Termination and Abandonment.	55

Article IX

Miscellaneous and General

9.1.	Survival.	57
9.2.	Modification or Amendment.	57
9.3.	Waiver of Conditions.	57
9.4.	Counterparts.	57
9.5.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.	57
9.6.	Notices.	59

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9.7.	Entire Agreement.	60
9.8.	No Third Party Beneficiaries.	61
9.9.	Obligations of Parent and of the Company.	61
9.10.	Transfer Taxes.	62
9.11.	Definitions.	62
9.12.	Severability.	62
9.13.	Interpretation; Construction.	62
9.14.	Assignment.	63

Annex A	Defined Terms.	A-1
Annex B	Charter.	B-1

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement“), dated as of July 13, 2008, by and among Anheuser-Busch Companies, Inc., a Delaware corporation (the “Company“), InBev N.V./S.A., a public company organized under the laws of Belgium (“Parent“), and Pestalozzi Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub,” the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations“).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger“) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;

WHEREAS, the board of directors of the Company has determined that the Merger and the other transactions contemplated by this Agreement are in the best interests of the Company’s stockholders and has resolved to recommend the approval of the Merger to the Company’s stockholders;

WHEREAS, the board of directors of Parent has determined that the Merger and the other transactions contemplated by this Agreement are in the best interests of Parent;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and in order to induce the Company to enter into this Agreement, Parent’s controlling shareholder Stichting InBev AK (the “Stichting“), has delivered to the Company, a letter agreement (the “Parent Shareholder Commitment“) addressed to the board of directors of the Company with respect to certain commitments made by such shareholder in connection with this Agreement and the transactions contemplated by this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation“), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the “DGCL“).

1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing“) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. (Eastern Time) on the third business day (the “Closing Date“) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term “business day“ shall mean any day ending at 11:59 P.M. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, New York or London, England.

1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a certificate of merger (the “Delaware Certificate of Merger“) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time“).

ARTICLE II

Certificate of Incorporation and By-Laws

of the Surviving Corporation

2.1. The Certificate of Incorporation. As of the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Charter“) shall be amended in its entirety to read as set forth in Annex B which Parent shall provide to the Company prior to the Closing and which shall be reasonably satisfactory to the Company, until thereafter amended (subject to Section 6.12(b)) as provided therein or by applicable Law.

2.2. The By-Laws. The parties hereto shall take all actions necessary so that the by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the “By-Laws“), until thereafter amended (subject to Section 6.12(b)) as provided therein or by applicable Law.

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1. Directors. The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

3.2. Officers. The parties hereto shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

Effect of the Merger on Capital Stock;

Exchange of Certificates

4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Merger Consideration. Each share of common stock, par value $1.00 per share, of the Company (a “Share“ or, collectively, the “Shares“) issued and outstanding immediately prior to the Effective Time other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties, and (ii) Shares that are owned by stockholders (“Dissenting Stockholders“) who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (each of the Shares described in clauses (i) and (ii), an “Excluded Share“ and, collectively, the “Excluded Shares“) shall be converted into the right to receive $70.00 in cash per Share (the “Per Share Merger Consideration“). At the Effective Time, all of the Shares (other than Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate“) formerly representing any of the

Shares or non-certificated Shares represented by book-entry (“Book-Entry Shares“) (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b) Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of the Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 4.2(f), except for Excluded Shares owned by Parent, the Company or any direct or indirect wholly owned subsidiary of Parent or the Company, and in each case not held on behalf of third parties, which shall remain outstanding and unaffected by the Merger.

(c) Merger Sub. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2. Exchange of Certificates.

(a) Paying Agent. Simultaneously with the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Paying Agent“), for the benefit of the holders of Shares, a cash amount in immediately available funds sufficient for the Paying Agent to make payments (i) under Section 4.1(a) and (ii) in respect of Company Options pursuant to Section 4.3(a) and Company Awards pursuant to Section 4.3(b) (such aggregate cash amount in clauses (i) and (ii) being hereinafter referred to as the “Exchange Fund“). The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. Any interest and other income resulting from such investments shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to Parent.

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within (x) five business days in the case of record holders and (y) three business days in the case of the Depository Trust Company (“DTC“) on behalf of “street” holders), the Surviving Corporation shall cause the Paying Agent to mail (or in the case of DTC, deliver) to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) or Book-Entry Shares to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) or Book-Entry Shares in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) or Book-Entry Shares to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) or Book-Entry Shares multiplied by (y) the Per Share Merger Consideration, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate or Book-Entry Shares may be issued to such transferee if the Certificate or Book-Entry Shares formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer, such Certificates or Book-Entry Shares shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder of the Certificate or Book-Entry Shares is entitled pursuant to this Article IV.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for nine (9) months after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

For the purposes of this Agreement, the term “Person“ shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)(i)) or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f) Appraisal Rights. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it reasonably determines in good faith it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code“), or any other applicable state, local or foreign Tax (as defined in Section 5.1(n)) Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by Parent, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

4.3. Treatment of Stock Plans.

(a) Treatment of Options. At the Effective Time, each outstanding option to purchase Shares (a “Company Option“) under the Stock Plans (as defined in Section 5.1(b)(i)), vested or unvested, shall be cancelled and converted into the right to receive, as soon as reasonably practicable (and in no event later than three (3) business days) after the Effective Time, an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option times (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option, less applicable Taxes required to be withheld with respect to such payment.

(b) Company Awards. At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans and any other Company Benefit Plans (as defined in Section 5.1(h)(i)), other than Company Options (the “Company Awards“), vested or unvested, shall be cancelled and converted into the right to receive, as soon as reasonably practicable (but in no event later than three (3) business days) after the Effective Time, an amount in cash equal to (x) the number of Shares subject to such Company Awards immediately prior to the Effective Time times (y) the Per Share Merger Consideration (or, if the Company Award provides for payments to the extent the value of the Shares exceed a specified reference price, the amount, if any, by which the Per Share Merger Consideration exceeds such reference price), less applicable Taxes required to be withheld with respect to such payment.

(c) Termination of Plan. The Company’s Global Employee Stock Purchase Plan shall terminate as of immediately prior to the Effective Time and no new share offering date shall commence after the date hereof. Any amounts withheld and contributed to a savings account on behalf of a participating employee of the Company or its Subsidiaries and held in such savings account immediately prior to the Effective Time shall be refunded to such participating employee as soon as reasonably practicable (but in no event later than three (3) business days).

(d) Corporate Actions. At or prior to the Effective Time, the Company, the board of directors of the Company or the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of Sections 4.3(a), 4.3(b) and 4.3(c). The Company shall take all reasonable actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options or Company Awards or otherwise.

4.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company. Except as set forth in the Company Reports (as defined in Section 5.1(e)(i)) filed with the Securities and Exchange Commission (the “SEC“) prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure schedule delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Schedule“) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated by this Agreement. The Company has made available to Parent complete and correct copies of the Company’s certificate of incorporation and by-laws, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

As used in this Agreement, the term (i) “Subsidiary“ means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries; (ii) “Significant Subsidiary“ is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act“); (iii) “Joint Venture“ means Tsingtao Brewery Company, Ltd.; and (iv) “Material Adverse Effect“ means a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries taken as a whole; provided, that none of the following, in and of itself or themselves, shall constitute (or be taken into account in determining the occurrence of) a Material Adverse Effect:

(A) effects resulting from changes in the economy or financial, credit, banking, currency, commodities or capital markets generally in the United States or other countries in which the Company conducts material operations or any changes in currency exchange rates, interest rates, monetary policy or inflation;

(B) effects resulting from changes that are the result of factors generally affecting the beer, packaging or theme park industries;

(C) effects resulting from changes in Law or in United States generally accepted accounting principles (“GAAP“) or rules and policies of the Public Company Accounting Oversight Board;

(D) any act of God or other calamity, national or international, political or social conditions (including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military or terrorist attack;

(E) effects resulting from any failure by the Company to meet any estimates of revenues or earnings on or after the date of this Agreement, provided that the exception in this clause (E) shall not prevent or otherwise affect any change, effect, circumstance or development underlying such failure from being taken into account in determining whether a Material Adverse Effect has occurred;

(F) (i) the announcement or the existence of this Agreement and the transactions contemplated hereby (including any related or resulting loss of or change in relationship with any customer, supplier, distributor, wholesaler or other business partner, or departure of any employee or officer, or any litigation or other proceeding), including by reason of the identity of Parent or any plans or intentions of Parent with respect to the conduct of the business of any of the Company or its Subsidiaries or (ii) compliance with the terms of, or any actions taken pursuant to, this Agreement, or any failures to take action which is prohibited by this Agreement, or such other changes or events to which Parent has expressly consented in writing; or

(G) any item or items set forth in Section 5.1(a)(G) of the Company Disclosure Letter;

provided, however, that, with respect to clauses (A), (B), (C) and (D), any effects resulting from any change, event, circumstance or development that disproportionately adversely affects the Company and its Subsidiaries compared to other companies operating in the beer, packaging or theme park industries, as the case may be, shall be considered for purposes of determining whether a Material Adverse Effect has occurred, but only to the extent of such disproportionate effect.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 1,600,000,000 Shares, of which, as of the close of business on June 30, 2008, 719,042,325 Shares (including outstanding shares of restricted stock) were outstanding and 774,890,269 Shares were held in treasury and 40,000,000 shares of preferred stock, of which no shares are outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than (i) 819,677 Shares reserved for issuance under the Company’s 1989 Incentive Stock Plan, 1998 Incentive Stock Plan and Global Employee Stock Purchase Plan and (ii) 35,110,917 Shares reserved for delivery out of the Company’s treasury pursuant to the 2007 Equity and Incentive Plan, the Stock Plan for Non-Employee Directors, the 2006 Restricted Plan for Non-Employee Directors, the 2008 Long-Term Incentive Plan for Non-Employee Directors, and the Non-Employee Director Elective Stock Purchase Plan (the plans referred to in clauses (i) and (ii) being collectively referred to as the “Stock Plans“), the Company has no Shares reserved for issuance or delivery. As of the close of business on June 30, 2008, there were 88,718,052 options outstanding and 930,953 shares of restricted stock outstanding under the Stock Plans. Each of the outstanding shares of capital stock or other securities of each of the Company’s wholly-owned Subsidiaries, which are set forth in Section 5.1(b)(i)(A) of the Company Disclosure Schedule (“Wholly Owned Subsidiaries“), are duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien“) other than transfer restrictions arising pursuant to applicable securities Laws. Each of the outstanding shares of capital stock or other securities that are directly or indirectly owned by the Company of each of the Company’s Subsidiaries that are not Wholly Owned Subsidiaries, which are set forth in Section 5.1(b)(i)(A) of the Company Disclosure Schedule (“Non-Wholly Owned Subsidiaries“), are duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect Wholly Owned Subsidiary, free and clear of any Lien other than transfer restrictions arising pursuant to applicable securities Laws. Except as set forth in Sections 5.1(b)(i)(A) or 5.1(b)(i)(B) of the Company Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any

Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(ii) In all material respects, each Company Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the Stock Plan pursuant to which it was issued, (B) has an exercise price per Share equal to or greater than the fair market value of a Share on the date of such grant, (C) has a grant date identical to the date on which the Company’s board of directors or compensation committee actually awarded such Company Option, (D) qualifies for the Tax (as defined in Section 5.1(n)) and accounting treatment afforded to such Company Option in the Company’s Tax Returns (as defined in Section 5.1(n)) and the Company Reports (as defined in Section 5.1(e)), respectively, and (E) is not deferred compensation under Section 409A of the Code.

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote“). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception“).

(ii) Subject to Section 6.2, the board of directors of the Company has (A) unanimously determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the holders of Shares (the “Company Recommendation“), (B) directed that this Agreement be submitted to the holders of Shares for their adoption and (C) received the opinions of its financial advisors, Goldman, Sachs & Co. and Citigroup Global Markets, Inc., to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Per Share Merger Consideration is fair from a financial point of view to such holders (other than

Parent and its Subsidiaries) of Shares. True and correct copies of the foregoing opinions have been (or, if not received by the Company’s board of directors prior to the execution and delivery of this Agreement, promptly will be) delivered to Parent. It is agreed and understood that such opinion is for the benefit of the Company’s board of directors and may not be relied upon by Parent or Merger Sub.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Other than the filings and/or notices pursuant to Section 1.3, under the Exchange Act and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act“) and any notices to, approvals of, or consents or clearances by, any other Governmental Antitrust Entity (collectively, the “Company Approvals“), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic, multinational or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity“), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, or in connection with the continuing operation of the business of the Company and its Subsidiaries following the Effective Time, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing documents of any of its Significant Subsidiaries, (B) with or without notice, lapse of time or both, a material breach or violation of, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby), compliance with the matters referred to in Section 5.1(d)(i), any Law to which the Company or any of its Significant Subsidiaries is subject, (C) with or without notice, lapse of time or both, a breach or violation of, a termination, cancellation or modification (or right of termination, cancellation or modification) or default under, the payment of additional fees, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Significant Subsidiaries pursuant to any agreement, lease, license, contract, settlement, consent, note, mortgage or indenture not otherwise terminable by the other party thereto on 90 days’ or less notice (each, a “Contract“) binding upon the Company or any of its Subsidiaries, (D) a breach or violation of or a termination, cancellation or modification (or right of termination, cancellation or modification) or default or right of first refusal or similar right under any investment agreement, shareholders agreement or any other similar agreement with respect to a Joint Venture to which the Company or any of its Subsidiaries is a party or by which any of them are otherwise bound, or (E) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries or Joint Ventures, except, in the case of clause (C), (D) or (E) above, for any such breach, violation, termination, default, creation, acceleration or change that is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated by this Agreement.

(e) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act“), since December 31, 2006 (the “Applicable Date“) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports“). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act“), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company’s derivatives activities and business are substantially as described in the Company’s 2007 Annual Report.

(ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the “NYSE“). Except as permitted by the Exchange Act, including Section 13(k)(2) and Section 13(k)(3) thereof or the rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company or any of their respective Affiliates. For purposes of this Agreement, the term “Affiliate“ when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

(iii) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(iv) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, changes in shareholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of Company Reports filed after the date of this Agreement, will fairly present, in all material respects, the results of operations, retained earnings and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(f) Absence of Certain Changes. Since December 31, 2007, (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, and (ii) there has not been:

(A) any change in the financial condition, business or results of their operations or any circumstance, occurrence or development of which the Company has knowledge which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

(B) other than regular quarterly dividends on Shares of $0.33 per Share (or with respect to periods after the date hereof, $0.37 per Share), any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary to the Company or to any Subsidiary of the Company);

(C) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;

(D) except as expressly permitted by this Agreement, (1) any increase in the compensation or benefits payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice) or (2) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, equity, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law; or

(E) any agreement to do any of the foregoing.

As used in this Agreement, the term “knowledge“ when used in the phrases “to the knowledge of the Company,” “the Company’s knowledge,” “of which the Company has knowledge,” or “the Company has no knowledge” or words of similar import shall mean the knowledge of the Persons listed in Section 5.1(f) of the Company Disclosure Schedule.

(g) Litigation and Liabilities. There are no civil, criminal, administrative or other actions, suits, claims, oppositions, litigations, hearings, arbitrations, investigations or other proceedings (“Actions“) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise, that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its Subsidiaries (“Liabilities“) or the notes thereto if such balance sheet was prepared as of the date hereof, except (i) as reflected or reserved against in the Company’s consolidated balance sheets (and the notes thereto) included in the Company Reports filed after the Applicable Date but prior to the date of this Agreement, (ii) for obligations or Liabilities incurred in the ordinary course of business since December 31, 2007, or (iii) for obligations or Liabilities incurred pursuant to the transactions contemplated by this Agreement, or (iv) for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, award, stipulation or settlement (“Judgment“) of any Governmental Entity which is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated by this Agreement.

(h) Employee Benefits.

(i) All material benefit and compensation plans, employment agreements, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Employees“) and current or former directors of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA“), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, Company stock-based, incentive and bonus plans (the “Company Benefit Plans“), other than Company Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States (such plans hereinafter being referred to as “Company Non-U.S. Benefit Plans“), are listed in Section 5.1(h)(i) of the Company Disclosure Schedule. True and complete copies of all Company Benefit Plans listed in Section 5.1(h)(i) of the Company Disclosure Schedule, including any trust instruments, insurance contracts, actuarial reports and, with respect to any employee stock ownership plan, loan agreements forming a part of any Company Benefit Plans, and all amendments thereto have been provided or made available to Parent or will be made available to Parent within ten (10) days following the date hereof.

(ii) All Company Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan“) and Company Non-U.S. Benefit Plans (collectively, “Company U.S. Benefit Plans“) are in material compliance with ERISA, the Code and other applicable Laws. Each Company U.S. Benefit Plan which is subject to ERISA (a “Company ERISA Plan“) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan“) intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS“) covering all tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code except for any such loss that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company ERISA Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA except that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(iii) Except for those that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (A) no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate“); (B) the Company and its Subsidiaries have not incurred and do not expect to incur any material withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate); (C) no notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC“) Reg. Section 4043.33 or 4043.66, has been required to be filed for any Company Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transaction contemplated by this Agreement.

(iv) As of the date of this Agreement, there is no pending or, to the knowledge of the Company threatened, claims or litigation relating to the Company Benefit Plans, except that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any material obligations for retiree health and life benefits under any Company ERISA Plan or collective bargaining agreement.

(v) Neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (x) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, or (y) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans. Section 5.1(h)(v) of the Company Disclosure Schedule separately lists the potential cash severance amounts (including each component of each such cash severance amount) payable to each executive officer upon a qualifying termination after the Effective Time.

(vi) Neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will result in payments under any of the Company Benefit Plans which would not be deductible under Section 280G of the Code. Section 5.1(h)(v) of the Company Disclosure Schedule separately lists any Company Benefit Plans that provide for a Section 4999 gross-up or cut back.

(vii) All Company Benefit Plans that are “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) have been maintained and administered in material good faith operational compliance with the requirements of Section 409A of the Code and any regulations or other guidance issued thereunder. No Company Benefit Plan provides for a Section 409A gross-up or indemnity.

(viii) All Company Non-U.S. Benefit Plans comply in all material respects with applicable Law, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened material claims or litigation relating to Company Non-U.S. Benefit Plans.

(i) Compliance with Laws; Licenses. The businesses of each of the Company and its Subsidiaries (including the ownership and maintenance of all its assets, including the Owned Real Property (as defined in Section 5.1(k)(i))) have not, since December 31, 2006, been, and are not being, conducted in violation of any applicable federal, state, local, multinational or foreign law, statute or ordinance, common law, or any rule, regulation, directive, treaty, policy, standard, Judgment, agency requirement, license or permit of any Governmental Entity (collectively, “Laws“), except for violations that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated by this Agreement. The Company has not taken any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder. No investigation, audit or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or any of their assets is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity notified the Company of its intention to conduct the same, except for such investigations or reviews the outcome of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated by this Agreement. As of the date hereof, to the knowledge of the Company, the Company has not received any notice or communication of any material noncompliance with any applicable Laws that has not been cured as of the date of this Agreement. The Company and its Subsidiaries each has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity necessary to conduct its business as presently conducted and operate the Owned Real Properties (as defined in Section 5.1(k)(i)), except those the absence of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated by this Agreement.

(j) Material Contracts.

(i) Except for this Agreement and except for Contracts filed as exhibits to the Company Reports, as of the date of this Agreement, none of the Company or its Subsidiaries is a party to or bound by:

(A) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(B) any Contract involving the payment or receipt of amounts by the Company or any of its Subsidiaries of more than $50 million in any calendar year;

(C) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $50 million;

(D) any material agreement relating to the formation, creation, operation, management or control of any Joint Venture;

(E) any Contract between the Company or any of its Subsidiaries and any director or executive officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares required to be disclosed pursuant to Rule 404 of Regulation S-K under the Exchange Act;

(F) any Contract with any party with annual revenues of $300 million or more pursuant to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or any of its Affiliates; and

(G) any non-competition Contract or other Contract that (1) limits or purports to limit in any material respect the type of business in which the Company or its Subsidiaries may engage, the type of goods or services which the Company or its Subsidiaries may manufacture, produce, import, export, offer for sale, sell or distribute or the manner or locations in which any of them may so engage in any business or use their assets, or (2) grants “most favored nation” status that apply to the Company and its Subsidiaries, except in each of clauses (1) and (2) as would not reasonably be expected to materially impair the manner in which the Company and its Subsidiaries operate the beer business as of the date hereof;

Each such Contract described in clauses (A) through (G) above and each such Contract that would be a Material Contract but for the exception of being filed as an exhibit to the Company Reports is referred to herein as a “Material Contract.”

(ii) Each of the Material Contracts is valid and binding on the Company or its Subsidiaries, as the case may be, and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There is no breach or default under any Material Contracts by the Company or its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by the Company or its Subsidiaries, in each case except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(k) Properties.

(i) Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, with respect to the parcels of real property for the Company’s principal domestic facilities owned in fee by the Company or any of its Subsidiaries, and all buildings, structures, improvements, and fixtures thereon, together with all rights of way, easements, privileges and appurtenances pertaining or belonging thereto, including any right, title and interest of the Company or any of its Subsidiaries in and to any street or other property adjoining any portion of such property (the “Owned Real Property“), (A) the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Encumbrance, (B) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein, and (C) the major structural elements of the improvements comprising the

Owned Real Property, including mechanical, electrical, heating, ventilation, air conditioning or plumbing systems, elevators or parking elements, are in sufficiently good condition (except for ordinary wear and tear) to allow the business of the Company and its Subsidiaries to be operated in the ordinary course of business and consistent with past practices of the Company as currently operated.

(ii) With respect to the real property with respect to which the Company’s principal domestic facilities are leased, subleased or licensed to the Company or its Subsidiaries (the “Leased Real Property“), the lease, sublease or license for such property is valid, legally binding, enforceable and in full force and effect, except in each case, for such invalidity, failure to be binding or unenforceability that is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(iii) Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all their respective domestic properties and assets (excluding Owned Real Property, Leased Real Property and Intellectual Property (as defined in Section 5.1(p))), in each case free and clear of all Encumbrances.

(iv) For purposes of this Section 5.1(k) only, “Encumbrance“ means any Lien, mortgage, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (a) specified encumbrances described in Section 5.1(k)(iv) of the Company Disclosure Schedule; (b) encumbrances for current Taxes or other governmental charges not yet due and payable; (c) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business as to which there is no default on the part of the Company or any of its Subsidiaries and reflected on or specifically reserved against or otherwise disclosed in the Company’s consolidated balance sheets (and the notes thereto) included in the Company Reports filed prior to the date of this Agreement; and (d) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted.

(l) Takeover Statutes. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) or any similar anti-takeover provision in the Company’s certificate of incorporation (including Article EIGHTH ) or by-laws (each, a “Takeover Statute“) is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement. The Company and the board of directors of the Company has taken all action so that (i) Parent will not be an “interested stockholder” or subject to restrictions or delays in entering into or consummating a “business combination” with the Company (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby, (ii) Parent will not be an “Interested Shareholder” or subject to restrictions or delays in entering into or consummating a “Business Transaction” with the Company (in each case as such term is used in the Company’s certificate of incorporation) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby, and (iii) Section 203 of the DGCL and Article EIGHTH of the Company’s certificate of incorporation is not applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.

(m) Environmental Matters. Except for such matters that, alone or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) the Company and its Subsidiaries are in compliance, and have complied at all times with, all applicable Environmental Laws; (ii) no property currently or, to the knowledge of the Company, formerly owned or operated by the Company or any of its Subsidiaries has been contaminated with any Hazardous Substance in a manner that could reasonably be expected to require remediation or other action pursuant to any Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of or liable under any Environmental Law; and (iv) neither the Company nor any of its Subsidiaries is subject to any order, decree or injunction with any Governmental Entity or agreement with any third party concerning liability under any Environmental Law or relating to Hazardous Substances. As used herein, the term “Environmental Law“ means any federal, state or local statute, Law, regulation, order, decree, permit or authorization relating to: (A) the protection of health, safety or the environment or (B) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance. This Section 5.1(m) constitutes the only representations and warranties of the Company with respect to any Environmental Law. As used herein, the term “Hazardous Substance“ means any substance that is: (A) listed, classified, regulated under any Environmental Law as hazardous substance, toxic substance, pollutant, contaminant or oil or (B) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls or radioactive material.

(n) Taxes. The Company and each of its Subsidiaries (i) have prepared in good faith and duly and, in cases where the statute of limitations would still be open, timely filed (taking into account any extension of time within which to file) all income, franchise, and similar Tax Returns (as defined below) and all other material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes (as defined below) that are shown as due on such filed Tax Returns and any Material Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension are still in effect. As of the date of this Agreement, there are not pending or, to the knowledge of the Company, threatened, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not, to the knowledge of the Company, any unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect and are not disclosed or provided for in the Company Reports. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2006, 2005 and 2004. Neither the Company nor any of its Subsidiaries has engaged in any transaction that is the same as, or substantially similar to, a transaction which is a “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b) (including any transaction which the IRS has determined to be a “listed transaction” for purposes of 1.6011-4(b)(2)). Neither the Company nor any of Subsidiaries has engaged in a transaction of which it made disclosure to any taxing authority to avoid penalties under Section 6662(d) of the Code or any comparable provision of state, foreign or local law. Neither the Company nor any of its Subsidiaries has participated in any “tax amnesty” or similar program offered by any taxing authority to avoid the assessment of penalties or other additions to Tax.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, net worth, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, goods and services, occupancy, transfer and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(o) Labor Matters. Section 5.1(o) of the Company Disclosure Schedules sets forth a list of all labor and collective bargaining agreements, Contracts or other agreements with a labor union, works council or labor organization to which the Company or any of its Subsidiaries is party or by which any of them are otherwise bound pertaining to certain Employees in the United States (collectively, the “Company Labor Agreements”). As of the date of this Agreement, except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor any of its Significant Subsidiaries is the subject of any proceeding that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice (nor, to the knowledge of the Company, is there a basis for any such claim), nor is there pending or, to the knowledge of the Company, threatened, nor has there been, since January 1, 2007, any labor strike, dispute, walk-out, work stoppage, labor picketing, lockout or material slowdown involving the Company or any of its Subsidiaries. Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any Company Labor Agreements. Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries have complied in all respects with the reporting requirements of the Labor Management Reporting and Disclosure Act.

(p) Intellectual Property.

(i) Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, (A) the Company and its Subsidiaries own or have sufficient rights to use all Intellectual Property that is used in their respective businesses as currently conducted (the “Company IP”) free and clear of all liens and security interests, and will have the same rights after the Closing Date; and (B) all of the registrations and applications included in the Company IP owned by, and to the knowledge of the Company, the Company IP exclusively licensed by the Company and its Subsidiaries, are subsisting.

(ii) Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, (A) neither the conduct of the business of the Company and/or the conduct of the business of each of its Subsidiaries nor the Company IP infringes, dilutes, misappropriates or otherwise violates any Intellectual Property rights of any third party; and (B) to the knowledge of the Company, no third party is infringing, diluting, misappropriating or otherwise violating any Company IP owned or exclusively licensed by the Company or its Subsidiaries.

(iii) Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, the Company and its Subsidiaries take and have taken commercially reasonable measures to maintain, preserve and protect the confidentiality of all Trade Secrets, and to the Company’s knowledge, such Trade Secrets have not been used, disclosed or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements or pursuant to obligations to maintain confidentiality arising by operation of law.

(iv) Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, the Company’s and its Subsidiaries’ computers, Software, firmware, middleware, servers, systems, networks and all other information technology equipment operate and perform as required by the Company and each of its Subsidiaries in connection with their respective businesses as currently conducted and have not malfunctioned or failed within the past three years, without such malfunction or failure having been resolved.

For purposes of this Agreement: “Intellectual Property” means all foreign, multinational and domestic (A) trademarks, service marks, brand names, corporate names, Internet domain names, logos, symbols, trade dress, trade names, and all other source indicators and all goodwill associated therewith and symbolized thereby; (B) patents and proprietary inventions and discoveries; (C) confidential and proprietary information, trade secrets and know-how, (including confidential and proprietary processes, technology, research, recipes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists) (collectively, “Trade Secrets”); (D) copyrights and works of authorship in any media (including copyrights in software, databases, source code, object code and all documentation related thereto, Internet site content, advertising and marketing materials and art work); (E) all other intellectual property rights; and (F) all applications and registrations, invention disclosures, and extensions, revisions, restorations, substitutions, modifications, renewals, divisions, continuations, continuations-in-part, reissues and re-examinations related to any of the foregoing; “Registered” means issued by, filed with, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar; and “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, and (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise.

(q) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed Goldman, Sachs & Co., Citigroup Global Capital Markets Inc. and Moelis & Company as its financial advisors. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which any advisor to the Company is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

(r) Solvency. Immediately prior to the Effective Time (and before giving effect to any financing that is to be put in place in connection with the transactions contemplated hereby), the Company is Solvent. “Solvent” means, with respect to any Person and a specified date of determination, that at such date: (i) the present fair saleable value of such Person’s assets is in excess of the total amount of such Person’s probable liabilities on its existing debts and obligations (including contingent liabilities) as they become absolute and matured; (ii) such Person is able to pay its debts as they become due; and (iii) such Person does not have unreasonably small capital to carry on such Person’s business as theretofore operated and all businesses in which such Person is then about to engage.

(s) No Additional Representations. Except for those representations and warranties expressly set forth in this Section 5.1 and except as otherwise expressly set forth in this Agreement, neither the Company nor any other person acting on behalf of the Company makes any representation or warranty of any kind or nature, express or implied, in connection with the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has made or makes any representation or warranty with respect to any projections, estimates or budgets made available to Merger Sub or its affiliates of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or the future business and operations of the Company and its Subsidiaries.

5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Parent hereby represents and warrants to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company complete and correct copies of Parent’s articles of incorporation and Merger Sub’s certificate of incorporation and by-laws, each as amended to the date of this Agreement, and each as so delivered is in full force and effect. All of the capital stock of Merger Sub is owned by InBev Worldwide S.à.r.l., a limited liability company organized under the laws of Luxembourg and a wholly owned subsidiary of Parent.

(b) Corporate Authority. No vote of holders of capital stock of Merger Sub is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to approval of the Merger (in accordance with Section 23 of Parent’s by-laws) and certain other transactions contemplated by this Agreement, by 75% (or 50% with respect to certain of the other transactions) of the outstanding ordinary shares of Parent (“Parent Common Stock”) attending in person or being represented by a proxyholder at a shareholders’ meeting of Parent duly called and held for such purpose (the “Requisite Parent Vote”) at which a quorum is present. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. At or prior to the execution and delivery of this Agreement, Parent has delivered to the Company a true and correct copy of the Parent Shareholder Commitment.

(c) Governmental Filings; No Violations; Etc.

(i) Other than any filing with and approval of the Belgian Banking, Finance and Insurance Commission and/or Euronext Brussels (or similar regulators or (market) authorities in other jurisdictions) which may be required in conjunction with the Parent Prospectus or the Equity Financing (collectively, the “Equity Financing Filings”), the filings and/or notices pursuant to Section 1.3, under the Exchange Act and the HSR Act and any notices to, approvals of, or consents or clearances by, any other Governmental Antitrust Entity (the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or by-laws of Parent or Merger Sub or the comparable governing instruments of any of their respective Subsidiaries, (B) with or without notice, lapse of time or both, a material breach or violation of, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.2(c)(i), any Law to which Parent or any of its Subsidiaries is subject or (C) with or without notice, lapse of time or both, a breach or violation of, a termination, cancellation or modification (or right of termination, cancellation or modification) or default under, the payment of additional fees, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to any Contract binding upon Parent or any of its Subsidiaries, except in the case of clause (C) for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated hereby.

(d) Available Funds.

(i) Parent and Merger Sub have available or will have available to them, as of the date all of the conditions to Parent’s obligation to close pursuant to Section 7.1 and 7.2 have been satisfied (the “Financing Date”), all funds necessary for the payment to the Paying Agent of the aggregate amount of the Exchange Fund and any other amounts required to be paid in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and to pay all related fees and expenses.

(ii) Parent has made available to the Company true and complete copies of the following financing documents for the Merger: (A) a true and correct copy of the $45,000,000,000 Senior Facilities Agreement dated 12th July 2008 (the “Senior Facilities Agreement”) among Parent and InBev Worldwide S.à.r.l., as Borrowers, and Banco Santander, S.A., Barclays Capital, BNP Paribas, Deutsche Bank AG, London Branch, Fortis Bank SA/NV, ING Bank N.V., J.P. Morgan Bank plc, Mizuho Corporate Bank, Ltd., The Bank of Tokyo-Mitsubishi UFJ, Ltd., and The Royal Bank of Scotland plc, as Mandated Lead Arrangers and Bookrunners, Fortis Bank SA/NV, as Agent, and Fortis Bank SA/NV, as Issuing Bank, and the other lenders from time to time party thereto (the “Senior Lenders”), and (B) a true and correct copy of the $5,600,000,000 Bridge Facility Agreement dated 12th July 2008 (the “Bridge Facility” and, together with the Senior Facilities Agreement, the “Facilities”) among Parent and InBev Worldwide S.à.r.l., as Borrowers, and Banco Santander, S.A., BNP Paribas, Deutsche Bank AG, London Branch, Fortis Bank SA/NV, ING Bank N.V., J.P. Morgan plc, and The Royal Bank of Scotland plc, as Mandated Lead Arrangers and Bookrunners and Fortis Bank SA/NV as Agent (the “Bridge Lenders” and, together with the Senior Lenders, the “Lenders”), and all annexes, schedules and appendixes containing any funding conditions to the funding under the Senior Facilities Agreement and the Bridge Facility, pursuant to which Facilities the Lenders have agreed to lend the amounts contemplated by the Facilities for the purpose of, among other things, consummating the Merger and the other transactions contemplated by this Agreement (“Financing”). Each of the Facilities is in full force and effect, and has not been withdrawn or terminated and to Parent’s knowledge, is enforceable against the Lenders in accordance with its terms, subject to the Bankruptcy and Equity Exception. Parent will not release or consent to the termination of the obligations of the Lenders under the Senior Facilities Agreement or the Bridge Facility Agreement, except for assignments and replacements of an individual Lender under the terms of or in connection with the syndication of the Facilities. There are no conditions precedent related to the funding under the Facilities, except those expressly set forth in the Senior

Facilities Agreement or the Bridge Facilities Agreement. As of the date of this Agreement, Parent has no reason to believe that any of the conditions to the Facilities or the funding thereunder will not be satisfied or that the Facilities and Financing will not be made available to Parent as of the Financing Date.

(iv) The net proceeds contemplated by the Facilities, together with other existing financial commitments and resources of Parent and Merger Sub and cash on hand of Parent and Merger Sub at the Closing, will in the aggregate be sufficient for Parent and Merger Sub to make all payments under (i) Section 4.1(a) in respect of Shares, (ii) Section 4.3(a) in respect of Company Options and (iii) Section 4.3(b) in respect of Company Awards, and any other amounts required to be paid in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and to pay all related fees and expenses.

(e) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(f) Litigation and Judgments. There are no Actions pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or Liabilities of Parent or its Subsidiaries, except for those that are not, individually or in the aggregate, reasonably likely to prevent or materially impair the consummation of the transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is a party to or subject to the provisions of any Judgment of any Governmental Entity which is, individually or in the aggregate, reasonably likely to prevent or materially impair the consummation of the transactions contemplated by this Agreement.

(g) Solvency. As of the Effective Time, assuming (A) satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, or waiver of such conditions, (B) the accuracy in all respects of the representations and warranties set forth in Section 5.1 hereof without regard to any materiality qualifiers (including Section 5.1(r)), (C) the accuracy of any estimates, projections or forecasts provided by the Company to Parent prior to the Effective Time and (D) assuming that Parent was provided prior to the date hereof all material information relating to any acceleration of indebtedness of the Company and its Subsidiaries or other costs associated with indebtedness of the Company and its Subsidiaries, immediately after giving effect to the transactions contemplated by this Agreement (including the financing under the Facilities, the payment of the aggregate Per Share Merger Consideration and the funding of any obligations of the Surviving Corporation or its subsidiaries which become due or payable by the Surviving Corporation or its subsidiaries in connection with, or as a result of, the Merger, and the payment of all related fees and expenses), the Surviving Corporation will be Solvent.

(h) Share Ownership. As of the date of this Agreement, Parent and Merger Sub do not beneficially own, within the meaning of Rule 13d-3 of the Exchange Act, more than 250 Shares.

(i) Brokers and Finders. Neither Parent nor Merger Sub nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement, except that Parent has employed Lazard Frères SAS, J.P. Morgan plc, Deutsche Bank AG and BNP PARIBAS as its financial advisors.

(j) No Additional Representations. Except for those representations and warranties expressly set forth in this Section 5.2 and except as otherwise expressly set forth in this Agreement, none of Parent, Merger Sub or any other person acting on behalf of Parent or Merger Sub makes any representation or warranty of any kind or nature, express or implied, in connection with the transactions contemplated by this Agreement.

ARTICLE VI

Covenants

6.1. Interim Operations.

(a) Except as required by applicable Law or as expressly contemplated by this Agreement, the Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time, the business of it and its Subsidiaries shall be conducted in all material respects in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates (other than as announced by the Company prior to the date hereof). Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required or permitted by this Agreement or as required by Law, (B) as Parent may approve in writing (such approval not to be unreasonably withheld or delayed) or (C) as set forth in Section 6.1 of the Company Disclosure Schedule, the Company will not and will not permit its Subsidiaries to:

(i) adopt or propose any change in its certificate of incorporation or by-laws or other applicable governing instruments;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or other than in the ordinary course restructure, reorganize or completely or partially liquidate or otherwise enter into any Contracts imposing material changes or restrictions on its assets, operations or businesses, other than in the ordinary course;

(iii) acquire, directly or indirectly, whether by purchase, merger, consolidation or acquisition of stock or assets or otherwise, any assets, securities, properties, interests, or businesses or make any investment (whether by purchase of stock or securities, contributions to capital, loans to, or property transfers), in each case, other than (A) in the ordinary course of business (it being understood and agreed that the acquisition of all or substantially all of the assets of any Person is not in the ordinary course of business), or (B) if not in the ordinary course of business, with a value or purchase price (including the value of assumed liabilities) not in excess of $50 million in any transaction or related series of transactions or acquisitions pursuant to Contracts in effect as of the date of this Agreement and listed on Section 6.1 of the Company Disclosure Schedule (it being understood that capital expenditures are not meant to be captured by this Section 6.1(a)(iii));

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuances, sales, pledges, dispositions, grants, transfers, leases, licenses, guaranties or encumbrances of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary or the issuance or transfer of Shares pursuant to outstanding awards under Company Stock Plans), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v) create or incur (A) any lien or other security interest on any Company Intellectual Property owned or exclusively licensed or that is material and non-exclusively licensed by the Company or any of its Subsidiaries or (B) any Lien on any other assets of the Company or any of its Subsidiaries having a value in excess of $50 million;

(vi) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $10 million in the aggregate;

(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any Subsidiary to the Company or to any other Subsidiary, or regular quarterly dividends not to exceed $0.37 per share, declared and paid consistent with prior timing) or enter into any Contract with respect to the voting of its capital stock;

(viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(ix) incur, alter, amend or modify, any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, or permit any Subsidiary of the Company to guarantee any indebtedness of the Company, other than in the case of indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices (A) that does not exceed $200 million in the aggregate, (B) debt of the Company or a Subsidiary that is in replacement of existing indebtedness for borrowed money of the Company or such Subsidiary, as applicable, (C) guarantees incurred in compliance with this Section 6.1 by the Company of indebtedness of wholly owned Subsidiaries of the Company or (D) interest rate swaps on customary commercial terms consistent with past practice and in compliance with the Company’s risk management policies in effect on the date of this Agreement and not to exceed $500 million of notional debt in the aggregate;

(x) make or authorize any capital expenditure in excess of $875 million in the aggregate during any 12 month period;

(xi) other than in the ordinary course of business or in connection with an acquisition permitted under Section 6.1(a)(iii), enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement;

(xii) make any material changes with respect to accounting policies or procedures, except as required by changes in applicable generally accepted accounting principles;

(xiii) settle any Action before a Governmental Entity for an amount in the aggregate in excess of the amount set forth on Section 6.1(a)(xiii) of the Company Disclosure Schedule (excluding amounts covered by insurance) or for any obligation or liability of the Company in excess of such amount or agree to any material limitation or restriction on any aspect of the conduct of the Company’s or its Subsidiaries’ business (or, after giving effect to the Merger, Parent’s or its Subsidiaries’ business);

(xiv) other than in the ordinary course, amend or modify, in any material respect, or terminate any Material Contract or IP Contract, or cancel, modify or waive any material debts or claims held by it or waive any material rights;

(xv) except as in Section 6.1(a)(xv) of the Company Disclosure Schedule, make any Tax election, amend any Tax Return, settle or finally resolve any controversy with respect to Taxes or change any method of Tax accounting in each case, where the sum of amount of Taxes in question with respect to all such actions exceeds $50 million;

(xvi)(A) with regard to Intellectual Property owned by the Company or any of its Subsidiaries, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, disclose, cancel, abandon or allow to lapse or expire or otherwise dispose of any material Intellectual Property, other than licenses or other non-material Contracts granted in the ordinary course of business, or cancellation, abandonment, allowing to lapse or expire such Intellectual Property that is no longer used or useful in any of the Company’s or its Subsidiaries’ respective businesses or pursuant to Contracts in effect prior to the date of this Agreement; and (B) with regard to other assets, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, except in connection with services provided in the ordinary course of business and sales of obsolete assets and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $50 million in the aggregate, other than pursuant to Contracts in effect prior to the date of this Agreement;

(xvii) except as required pursuant to existing written, binding plans or agreements in effect prior to the date of this Agreement or as set forth in Section 5.1(h)(i) of the Company Disclosure Schedule, or as otherwise required by applicable Law, (A) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, (B) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, in each case other than to non-officer employees in the ordinary course of business consistent with past practice, (C) establish, adopt, amend or terminate any Company Benefit Plan (except as required by Law) or amend the terms of any outstanding equity-based awards, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, to the extent not already provided in any such Company Benefit Plan, (E) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (F) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;

(xviii) agree, authorize or commit to do any of the foregoing.

(b) Prior to making any widely distributed written communications to the employees of the Company or any of its Subsidiaries pertaining to material compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall use its reasonable best efforts to provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider such comments prior to distributing any such communication to its employees.

(c) Parent and Merger Sub (1) shall not take, and Parent shall not permit any of its Subsidiaries to take, any action that is reasonably likely to prevent or materially impair the consummation of the Merger and (2) shall not enter into any acquisition agreement, or make any acquisition, that is reasonably likely to prevent, materially delay or impair the consummation of the Merger. Parent shall not issue any Parent Common Stock (or subscription rights with respect thereto) prior to obtaining the Requisite Parent Vote unless the Stichting agrees to vote any Parent Common Stock received by it, or received by others who are bound to vote together with the Stichting, in favor of the proposal to approve the Merger and the other transactions contemplated hereby.

(d) Nothing contained herein shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time in violation of applicable Law. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its operations.

6.2. Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or any of its Subsidiaries shall, and that it shall use its reasonable best efforts to instruct and cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below);

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or

(iii) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to the time that, but not after, the Requisite Company Vote is obtained, if the Company has otherwise complied in all material respects with this Section 6.2, the Company may (A) provide information in response to a request therefor by a Person (other than any Affiliate of the Company) who has made an unsolicited written Acquisition Proposal that the Company Board of Directors believes in good faith to be bona fide providing for the acquisition of more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not more favorable to such other Person than those contained in the Confidentiality Agreement (as defined in Section 9.7); and promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to Parent; (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal of the type described in clause (A) above; or (C) after having complied with Section 6.2(c), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal; (x) in each such case referred to in clause (A) or (B) above, the board of directors of the Company has determined in good faith based on the information then available and (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal; and (y) in the case referred to in clause (C) above, the board of directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

(b) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Significant Subsidiaries and (ii) any acquisition by any Person, or proposal or offer, which if consummated would result in any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of the Company or those of any of its Significant Subsidiaries, or 15% or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means a bona fide Acquisition Proposal in connection with which there has been no material violation of this Section 6.2 that would result in any Person (or its stockholders) becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company that the board of directors of the Company has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 6.2(c) of this Agreement pursuant to Section 6.2(c)).

(c) No Change of Recommendation or Alternative Acquisition Agreement. The board of directors of the Company and each committee of the board of directors shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger; or

(ii) except as expressly permitted by, and after compliance with, Section 8.3(a) hereof, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(a) entered into in compliance with Section 6.2(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Company Vote is obtained, the board of directors of the Company may withhold, withdraw, qualify or modify the Company Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal not knowingly solicited, entered into or agreed to in breach of this Section 6.2 and made after the date of this Agreement, if the board of directors of the Company determines in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law (a “Change of Recommendation”); provided, however, that no Change of Recommendation may be made until after at least 72 hours following Parent’s receipt of notice from the Company advising that management of the Company currently intends to recommend to its board of directors that it take such action and the basis therefor, including all required information under Section 6.2(f). In determining whether to make a Change of Recommendation in response to a Superior Proposal, the board of directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.2.

(d) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under United States federal or state Law with regard to an Acquisition Proposal; provided, however, that if such disclosure includes a Change of Company Recommendation or has the substantive effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change of Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 8.4 (it being understood that any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) shall not be deemed a Change of Company Recommendation or be deemed to have the substantive effort of withdrawing or adversely modifying the Company Recommendation).

(e) Existing Discussions. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 6.2(e) of the obligations undertaken in this Section 6.2 and in the Confidentiality Agreement. The Company also agrees that it will promptly request each Person that has executed a confidentiality agreement on or after January 1, 2007, in connection with such Person’s consideration of acquiring the Company or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

(f) Notice. The Company agrees that it will promptly (and, in any event, within 24 hours) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a reasonably current basis (which shall be considered in light of the circumstances of such proposal or offer and the time by which Parent has the opportunity to respond), of the status and terms of any such proposals or offers (including any amendments thereto).

6.3. Proxy Filing; Information Supplied.

(a) The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, a proxy statement in preliminary form relating to the Stockholders Meeting (as defined in Section 6.4(a)) (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The

Company agrees, as to it and its Subsidiaries, that (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder, and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, (i) the Company makes no representation or warranty with respect to the information supplied by or on behalf of Parent or Merger Sub or any of their respective Representatives that is contained or incorporated by reference in the Proxy Statement and (ii) the Company represents and warrants with respect to any projected financial information provided by it or on its behalf, only that the information was prepared or approved in good faith by the Company’s management on the basis of assumptions believed by the Company’s management to be reasonable as of the time made. Parent agrees that none of the information supplied by it for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Parent agrees that none of the information supplied by it for inclusion or incorporation by reference in any written material to be furnished to shareholders of Parent in connection with the Parent Shareholders’ Meeting (the “Parent Shareholder Meeting Materials”) or any prospectus that Parent would subsequently prepare and file in connection with the Equity Financing (the “Parent Prospectus”) will, at the date of being put at the disposal of shareholders or investors, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to the information supplied by or on behalf of the Company or any of its Representatives that is contained or incorporated by reference in the Parent Shareholder Meeting Materials or the Parent Prospectus. The Company agrees that none of the information supplied by it for inclusion or incorporation by reference in the Parent Shareholder Meeting Materials or the Parent Prospectus will, at the date of being put at the disposal of shareholders or investors, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.4. Stockholders Meeting.

(a) The Company will take, in accordance with applicable Law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable after the execution of this Agreement to consider and vote upon the adoption of this Agreement, and shall not postpone or adjourn such meeting except to the extent required by Law. Subject to Section 6.2(c) hereof, the board of directors of the Company shall recommend such adoption and shall take all lawful action to solicit such adoption of this Agreement. In the event that subsequent to the date hereof, the board of directors of the Company determines that this Agreement is no longer advisable and makes a Change of Recommendation, the Company shall nevertheless submit this Agreement to the holders of the Shares for adoption at the Stockholders Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the Stockholders Meeting.

(b) Parent will take, in accordance with applicable Law and its articles of association and by-laws, all actions necessary to convene a meeting of its shareholders at which a vote shall be taken (the “Parent Shareholders Meeting”) as promptly as practicable after the execution of this Agreement to consider and vote upon the approval of the Merger and certain other matters contemplated by this Agreement, and shall not postpone or adjourn such meeting except to the extent required by Law. The board of directors of Parent shall recommend such approval and shall take all lawful action to solicit such approval of the Merger. To the extent permitted under applicable Law, Parent shall use its best efforts to obtain the approval of the Merger by its shareholders.

6.5. Filings; Other Actions; Notification.

(a) Proxy Statement. The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any

Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Agreement, including this Section 6.5(b), shall require, or be construed to require, Parent to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, or actually to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or any of their respective Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumberment by the Company of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by the Company to take any of the foregoing actions) or to agree to any material changes (including through a licensing arrangement) or restriction on, or other impairment of, Parent’s ability to own or operate any of such assets, licenses, operations, rights, product lines, businesses or interests therein or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation (any of the foregoing, “Detriments”); provided, however, that in order to ensure that Governmental Antitrust Entities with the authority to clear, authorize or otherwise approve the consummation of the Merger do so by the Termination Date, Parent shall agree to one or more Detriments provided that such Detriments would not, individually or in the aggregate, result in a reduction of assets, categories of assets, businesses or investments that generated in the aggregate more than 5% of the sum of the 2007 gross sales and investment income of Parent and the Company, including their respective Subsidiaries, on a combined basis net of any ongoing annual royalty payments or other ongoing revenue contributions expected to be received as a result of effectuating such Detriments (“Detriments Limit”). If Governmental Antitrust Entities require that Parent agree to Detriments that would in the aggregate exceed the Detriment Limit and if, as a result, any administrative or judicial action or proceeding is instituted or threatened to be instituted by one or more Governmental Antitrust Entities challenging the Merger as violative of law, Parent and the Company shall, and shall cause their respective Affiliates to, use their reasonable best efforts to cooperate and to contest and resist, except insofar as Parent and the Company otherwise may agree, one or more of such actions or proceedings; provided, however, that Parent in its sole discretion may decide which actions or proceedings to contest, if such selected actions or proceedings, if successfully contested, in the aggregate would result in the Detriments not exceeding the Detriments Limit. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.5(b), each of the Company and Parent agree to promptly provide to each and every Governmental Antitrust Entity non-privileged information and documents (i) requested by any Governmental Antitrust Entity or (ii) that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Antitrust Entity, provided that it shall keep the Company informed and shall afford the Company a reasonable opportunity to participate therein.

The Company shall not initiate any meeting or discussion with, or make any submission to, any Governmental Antitrust Entity with respect to any filings, applications, litigation, investigation, or other inquiry or proceeding regarding the Merger or filings under any pre-merger notification rules or in connection with any actual or threatened claim or proceeding unless Parent has approved in advance such initiation and the circumstances of such meeting, discussion or the content and submission of any such filing. The Company shall not participate in any meeting or discussion initiated by any Governmental Antitrust Entity with respect to any filings, applications, investigation, or other inquiry regarding the Merger or filings under any pre-merger notification rules, without giving Parent reasonable prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Antitrust Entity, the opportunity to attend and participate. In addition, the Company shall not initiate any offer to any Governmental Antitrust Entity with respect to any proposed Detriment. Parent and the Company shall have the right to review in advance all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement; provided, however, that the right to review shall not include any documents created in the ordinary course of business that are submitted to such Governmental Entity and each of Parent and the Company may limit access to work product and privileged materials to outside counsel and agreed upon inside counsel for Parent and the Company. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. If any Detriment agreed to by Parent requires action by or with respect to the Company or its Subsidiaries or its or their businesses or assets, and such action would constitute a breach of this Agreement, Parent hereby agrees to consent to the taking of such action by the Company and any such action may, at the discretion of the Company, be conditioned upon consummation of the Merger.

(c) Information. The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Parent Prospectus, the Parent Shareholders’ Meeting Materials or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(d) Status. Subject to applicable Laws and as required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company shall give prompt notice to Parent of any change, fact or condition that is reasonably expected to result in a Material Adverse Effect or of any failure of any condition to Parent’s obligations to effect the Merger. Parent shall give prompt notice to the Company of any change, fact or condition that is reasonably expected to prevent or materially impair the consummation of the transactions contemplated by this Agreement or of any failure of any condition to the Company’s obligations to effect the Merger.

(e) Antitrust Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.5, each of the Company and Parent agrees to promptly provide to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Governmental Antitrust Entity”) non-privileged information and documents (i) requested by any Governmental Antitrust Entity or (ii) that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement.

6.6. Access and Reports. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement (as defined in Section 9.7).

6.7. Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.8. Publicity.

(a) The initial press release regarding the Merger shall be a joint press release. After the initial press release, the Company and Parent each shall, to the extent feasible, consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

(b) Notwithstanding the foregoing, each of Parent and the Company may (i) make or cause to be made any press release or similar public announcement or communication as may be required to comply with the requirements of any applicable Laws or the rules and regulations of each stock exchange upon which the securities of one of the parties is listed and (ii) disclose any information concerning the transactions contemplated hereby which it deems appropriate in its reasonable judgment, in light of its status as a publicly owned company, including to securities analysts, institutional investors, in press interviews and to employees; provided, that, to the extent practicable, Parent and the Company will try in good faith to remain within the bounds of the parties’ prior disclosures; provided, further, that in the case of clauses (i) and (ii) above to the extent in the good faith judgment of such party it is reasonably practicable to do so), such party (x) provides the other party with a reasonable opportunity in light of the circumstances to review such party’s intended communication and (y) consider in good faith modifications to the intended communication that are requested by the other party.

6.9. Employee Benefits.

(a) Parent acknowledges that approval of this Agreement by stockholders of the Company or consummation of the Merger, as applicable, shall constitute a “change in control” for purposes of all applicable Company Benefit Plans.

(b) Parent agrees that, during the period commencing at the Effective Time and ending on the later of (i) the first anniversary of the Effective Time and (ii) December 31, 2009, the employees of the Company and its Subsidiaries will continue to be provided with compensation and employee benefits (under compensation and employee benefit plans) which are not less favorable in the aggregate than those provided by the Company and its Subsidiaries to such employees as of immediately prior to the date hereof. Parent shall cause any compensation and employee benefit plans which the employees of the Company and its Subsidiaries are entitled to participate in to credit, for purposes of eligibility and vesting thereunder (but not for purposes of benefit accrual), service by employees of the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company. Notwithstanding the foregoing, nothing contained herein shall (1) be treated as an amendment of any particular Company Benefit Plan, (2) give any third party any right to enforce the provisions of this Section 6.9 or (3) obligate Parent, the Surviving Corporation or any of their Affiliates to (A) maintain any particular benefit plan or (B) retain the employment of any particular employee.

(c) Parent shall, or shall cause the Surviving Corporation or Parent’s or the Surviving Corporation’s Subsidiaries, as applicable, to honor the terms of all Company Benefit Plans existing as of immediately prior to the Effective Time, including the Company Benefit Plans set forth on Section 6.9(c) of the Company Disclosure Schedule.

(d) Except as set forth on Section 6.9(d) of the Company Disclosure Schedule, for non-union employees of the Company and its Subsidiaries who are involuntarily terminated without cause during the period beginning on the Effective Time and ending on the later of (x) one year from the Effective Time and (y) December 31, 2009, other than those employees who are given a notice of termination prior to the Effective Time. Following the Closing, Parent shall, or shall cause the Surviving Corporation or Parent’s or the Surviving Corporation’s Subsidiaries, as applicable, to pay severance benefits under such circumstances and in such amounts to such employees that are not less favorable than the severance benefits payable under the Company’s Severance Pay Program as in effect immediately prior to the Effective Time. For purposes of the foregoing, an employee who elects to terminate employment pursuant to an early retirement incentive program shall not be deemed to have been involuntarily terminated without cause.

(e) Parent shall, or shall cause the Surviving Corporation or Parent’s or the Surviving Corporation’s Subsidiaries, as applicable, to pay the annual bonuses for the 2008 calendar year to employees of the Company and its Subsidiaries who (1) remain employed through December 31, 2008 or (2) are involuntarily terminated without cause, between the Effective Time and December 31, 2008 (other than employees who are given a notice of termination prior to the Effective Time). Such bonuses shall be determined as follows: (i) the formula portion shall be payable based on the performance for the 2008 year in accordance with the Company’s practices and policies in effect on the date hereof (including the Company’s practice with respect to applying the formula) and (ii) the discretionary portion shall be payable at not less than the target rate for the particular employee. The aggregate bonus shall be payable in accordance with Company practice (reduced by the portion which, pursuant to the applicable Company Benefit Plans, is paid on the change in control and any other portion that is paid prior to the Effective Time). For purposes of the foregoing, an employee who elects to terminate employment pursuant to an early retirement incentive program shall not be deemed to have been involuntarily terminated without case.

(f) Parent shall, or shall cause the Surviving Corporation or Parent’s or the Surviving Corporation’s Subsidiaries, as applicable, to: (i) waive any preexisting condition limitations otherwise applicable to employees of the Company and its

Subsidiaries and their eligible dependents under any plan of Parent or any Subsidiary of Parent that provides health benefits in which Company Employees may be eligible to participate following the Closing Date, other than any limitations that were in effect with respect to such employees as of the Effective Time under the analogous Company Benefit Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the employees of the Company and its Subsidiaries and their eligible dependents under the health plans in which they participated immediately prior to the Effective Time during the portion of the calendar year prior to the Effective Time in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent, the Surviving Corporation or any of their respective Subsidiaries in which they are eligible to participate after the Effective Time in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to an employee of the Company and its Subsidiaries and his or her eligible dependents on or after the Effective Time, in each case to the extent such employee of the Company and its Subsidiaries or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Effective Time.

(g) The Surviving Corporation and its Subsidiaries, as the case may be, shall honor the terms of all Company Labor Agreements existing as of immediately prior to the Effective Time, including the Company Labor Agreements set forth on Section 6.9(g) of the Company Disclosure Schedule.

6.10. Debt and Equity Financing.

(a) Parent shall satisfy on a timely basis all conditions applicable to Parent under the Facilities and shall obtain and consummate the financing contemplated by the Facilities on the Financing Date or, if such financing is unavailable, obtain and consummate alternative financing. Parent shall give the Company prompt notice upon becoming aware of any termination of the Facilities other than expiry in accordance with their terms on March 20, 2009 and of the occurrence of any event or circumstance that would prevent Parent from satisfying one or more of the conditions to initial utilization in either of the Facilities. In the event that Parent becomes aware of any event or circumstance that makes any portion of the financing of the Facilities unavailable prior to the Termination Date on the terms and conditions set forth in the Facilities, Parent shall secure as promptly as practicable any such unavailable portion from alternative sources.

(b) Prior to the Closing, the Company shall use commercially reasonable efforts to provide Parent and its Representatives with reasonable access during normal business hours, to Parent’s books and records, personnel and auditors and shall provide (and shall use all reasonable commercial efforts to cause its Representatives to provide) to Parent and Merger Sub, the following cooperation, as reasonably requested by Parent in connection with the Facilities and any equity or equity-linked financings required hereunder (“Equity Financings”) (provided that such requested cooperation does not unreasonably interfere with the on-going operations of the Company and its

Subsidiaries), (i) using commercially reasonable efforts to make its personnel reasonably available for participation in meetings, presentations, road shows, due diligence sessions (including accounting due diligence sessions) and sessions with rating agencies; (ii) using commercially reasonable efforts to provide Parent with all information within the Company’s possession as is reasonably requested by Parent for the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection therewith (including preparation of combined financial information on a pro forma basis); (iii) using commercially reasonable efforts to provide Parent with all information within the Company’s possession as is reasonably requested by Parent for preparation of additional definitive financing documents, and consider in good faith Parent’s reasonable requests for certificates, legal opinions or documents as may be reasonably required under the Facilities or in connection with the Equity Financing (it being understood that the failure of the Company to provide any such certificate, legal opinion or document will not constitute a breach of this Agreement by the Company); (iv) furnishing Parent and its lenders or the underwriters of the Equity Financing with financial and other pertinent information regarding the Company’s and its Subsidiaries’ businesses that is within the Company’s possession as may be reasonably requested by Parent (including providing monthly financial statements (excluding footnotes) and in the form that the Company customarily prepares such financial statements within the time such statements are customarily prepared); (v) using commercially reasonable efforts to enable Parent to obtain accountants’ comfort letters, as reasonably requested by Parent (whether addressed to the underwriters of the Equity Financing and/or Parent) (it being understood that the failure of the Company’s accountants to agree to provide such comfort letters or the failure to provide such comfort letters will not constitute a breach of this Agreement by the Company, in each case so long as the Company has used such commercially reasonable efforts); and (vi) using commercially reasonable efforts to permit the lenders under the Facilities or the underwriters of the Equity Financing, as well as Parent to evaluate the assets of the Company and its Subsidiaries, and the cash management and accounting systems, policies and procedures associated therewith. Notwithstanding anything to the contrary, nothing in this Agreement or Section 6.10(b) shall require any cooperation or assistance by the Company, its Subsidiaries or any of their respective Representatives with respect to any action set forth in this Section 6.10(b) to the extent it would, in the Company’s reasonable judgment, interfere unreasonably with the business or operations of the Company or any of its Subsidiaries or would require any action of the Board of Directors of the Company or any of its Subsidiaries.

(c) Each of Parent and Merger Sub acknowledges and agrees that the Closing is not conditioned on the availability of the funding under the Facilities or any alternative financing arrangement.

(d) Parent acknowledges and agrees that the Company and its Affiliates and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under, the Facilities or any financing that Parent may raise in connection with the transactions contemplated by this Agreement, and that Parent and Merger Sub shall indemnify and hold harmless the Company, its Affiliates and its Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing and any information utilized in connection therewith (other than, in the case of the Company, to the extent that any such matters arise from a knowing and material breach of the Company’s obligations under this Section 6.10(b)). Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out of pocket third party costs incurred by the Company or any of its Subsidiaries in connection with cooperation pursuant to this Section 6.10.

6.11. Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article IV, and Parent shall reimburse the Surviving Corporation for such charges and expenses. Except as otherwise provided in Section 6.10 and Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.12. Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify, defend and hold harmless each present and former director and officer of the Company or any of its Subsidiaries and any fiduciary under any Company Plan (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee or fiduciary of the Company or any of its Subsidiaries or a fiduciary under any Company Plan, whether asserted or claimed prior to, at or after the Effective Time (including with respect to any acts or omissions in connection with this Agreement and the transactions and actions contemplated hereby), to the fullest extent that the Company would have been permitted under Delaware law and its certificate of incorporation or by-laws (and, to the extent not contrary to Delaware law or its certificate of incorporation, any indemnification agreement) in effect on the date of this Agreement to indemnify such Person (and Parent or the Surviving Corporation shall also promptly advance expenses as incurred to the fullest extent that the Company would have been permitted under Delaware law or its certificate of incorporation or by-laws (and, to the extent not contrary to Delaware law or its certificate of incorporation, any indemnification agreement) in effect on the date of this Agreement; provided that the Person to whom expenses are advanced provides an undertaking, if and only to the extent required by Delaware law of the Company’s certification of incorporation or by-laws, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complied with the standards set forth under Delaware law and the Company’s certificate of incorporation and by-laws shall be made by independent counsel selected by the Indemnified Party. In the event of any claim, action, suit, proceeding or investigation, (x) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any claim, action, suit, proceeding or investigation (and in which indemnification could be sought by Indemnified Parties hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation or such Indemnified Party otherwise consents, and (y) the Surviving Corporation shall cooperate in the defense of such matter. For the avoidance of doubt, the parties agree that this Section 6.12 does not purport to limit any rights that any Indemnified Party may have under any employment agreement, indemnification agreement or Company Plan.

(b) The Charter and By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification and advancement of expenses of individuals who were directors and officers prior to the Effective Time than are set forth, as of the date of this Agreement, in the Company’s certificate of incorporation and by-laws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individual.

(c) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay for “tail” insurance policies (providing only for the Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for the Company) with a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”), for the persons who, as of the date of this Agreement, are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby), and Parent shall cause the Surviving Corporation to maintain such D&O Insurance in full force and effect for their full terms. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, at no expense to the beneficiaries, for a period of at least six years from and after the Effective Time for the persons who, as of the date of this Agreement, are covered by the Company’s D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or, if such insurance is unavailable, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase the best available D&O Insurance for such six-year period from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to the Company’s existing D&O Insurance with terms, conditions, retentions and with levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement. Notwithstanding anything in the foregoing, in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.12.

(e) The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective successors, heirs and legal representatives, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall not be amended in any matter that is adverse to the Indemnified Parties (including their successors, heirs and legal representatives) without the consent of the Indemnified Party (including the successors, heirs and legal representatives) affected thereby.

(f) The rights of the Indemnified Parties under this Section 6.12 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws, and Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries.

6.13. Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant all such approvals and take all such actions as are necessary or advisable so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute, regulation or provision in the Company’s certificate of incorporation or by-laws on such transactions.

6.14. Communications. As promptly as practicable following the date of this Agreement and in compliance with applicable Laws, Parent and the Company shall develop a joint plan for communication to the Company’s employees, wholesalers and other strategic Persons about this Agreement and the transactions contemplated by this Agreement.

6.15. Release and Termination of Litigation.

(a) Immediately after execution of this Agreement, the parties hereto shall voluntarily dismiss, with each party bearing its own costs and litigation expenses, all actions or proceedings pending between themselves and their affiliates related in any way to the removal or removability of directors or the transactions contemplated by this Agreement, and each party shall thereafter sign and deliver all such further papers as may be necessary in connection with such dismissals. From and after the Effective Time, each party hereto shall be deemed to have forever released and discharged the other party from and against all claims or causes of action that were or could have been asserted against one another in all such actions or proceedings.

(b) Parent hereby withdraws its requests, dated July 8, 2008, that (i) the Company set a record date in connection with Parent’s previously announced consent solicitation to remove and replace the Company’s directors (the “Consent Solicitation”) and (ii) the Company furnish Parent with certain stockholder list material pursuant to DGCL Section 220. Parent further agrees to withdraw and terminate the Consent Solicitation and not to pursue or take any action in furtherance thereof so long as this Agreement is in effect.

6.16. Retention Plan. As promptly as practicable after the date hereof, Parent and the Company shall cooperate with each other to establish an employee retention program as detailed in Section 6.16 of the Company Disclosure Schedule. Parent and the Company shall establish as at the Closing Date such retention program.

6.17. Other Matters.

(a) Headquarters. Effective upon the Closing, the Company’s current headquarters in St. Louis, Missouri will be the Surviving Corporation’s headquarters, such headquarters will also be Parent’s headquarters for North America (excluding Cuba) and the global home of the flagship “Budweiser” brand.

(b) Name of Parent. Effective upon the Closing, the current name of the Company shall be the name of the Surviving Corporation, and the name of Parent shall be amended to be “Anheuser-Busch InBev N.V./S.A.”

(c) Board Representation. Parent shall, after consultation with the board of directors of the Company, nominate and cause to be elected two current or former directors of the Company to the board of directors of Parent, and each such director shall be confirmed for a three-year term at the first annual general meeting of Parent following the Closing.

(d) Preservation of Company Heritage. Following the Closing, Parent shall cause the Surviving Corporation to preserve the Company’s heritage and continue to support philanthropic and charitable causes in St. Louis and other communities in which the Company operates, including The Grant’s Farm and the Clydesdales operations.

(e) U.S. Breweries. Following the Closing, Parent will confirm the Surviving Corporation’s good faith commitment that it will not close any of the Company’s current twelve (12) breweries located in the United States, provided there are no new or increased federal or state excise taxes or other unforeseen extraordinary events which negatively impact the Company’s business.

(f) Wholesalers. Parent reaffirms its commitment to the three-tier distribution system in the United States and agrees to work with the Company’s existing wholesaler panel to strengthen the relationship between the Surviving Corporation and its wholesalers.

(g) Stadium. The Company will honor its obligations under the Naming Rights and Sponsorship Agreement, dated August 3, 2004, as amended, between Busch Media Group, Inc., as authorized agent for Anheuser-Busch, Incorporated and Cardinals Ballpark, LLC relating to Busch Stadium.

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approvals. This Agreement shall have been duly adopted by holders of Shares constituting the Requisite Company Vote in accordance with applicable Law and the certificate of incorporation and by-laws of the Company. The holders of shares of Parent Common Stock constituting the Requisite Parent Vote, at the Parent Shareholders Meeting, shall have adopted a resolution approving the Merger (including the change of name of Parent).

(b) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and all other Company Approvals and Parent Approvals (excluding the Equity Financing Filings) shall have been obtained or received without exceeding the Detriments Limit.

(c) No Injunction. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”).

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement that are qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than those set forth in Section 5.1(b)(i) (solely with respect to the first four sentences), Section 5.1(c) (Corporate Authority; Approval and Fairness) and Section 5.1(l) (Takeover Statutes), which must be true and correct in all material respects) are not so true and correct, unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that such executive officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, circumstance or development that has had, or is reasonably likely to have, a Material Adverse Effect.

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to the effect that such Chief Executive Officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer of Parent to such effect.

ARTICLE VIII

Termination

8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (a) the Merger shall not have been consummated by March 19, 2009 (the “Termination Date”), whether such date is before or after the date of adoption of this Agreement by the stockholders of the Company or Parent referred to in Section 7.1(a), (b) the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement of the Stockholders Meeting, (c) the adoption of a resolution approving the Merger referred to in Section 7.1(a) shall not have been obtained at the Parent Shareholders Meeting (provided, that Parent shall not have the right to terminate this Agreement if it fails to obtain the Requisite Parent Approval to the extent that the Stichting is in breach of the Parent Shareholder Commitment) or (d) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the stockholders of the Company or Parent referred to in Section 7.1(a)); provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have resulted in the occurrence of the failure of a condition to the consummation of the Merger.

8.3. Termination by the Company. This Agreement may be terminated by the Company and the Merger may be abandoned:

(a) at any time prior to (but not after) the time the Requisite Company Vote is obtained, if (i) the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice (it being understood that giving Parent such notice does not entitle Parent to claim that a Change of Recommendation has occurred), (ii) 72 hours have passed since Parent’s receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, and the board of directors of the Company determines, in good faith after consultation with its financial advisors, that the Superior Proposal remains a Superior Proposal after taking into account any revised offer that may be made by Parent, and (iii) the Company concurrently with such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5. The Company agrees (x) that it will not enter into the binding agreement referred to in clause (ii) above until after the 72 hour period described in clause (iii) above has terminated and (y) during such 72 hour period, to negotiate in good faith with Parent with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent in response to a Superior Proposal, if any.

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by the Company to Parent and (y) the Termination Date.

(c) if all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied by action taken at the Closing, provided that such conditions are capable of being satisfied) and Parent or Merger Sub has failed to consummate the Merger within thirty (30) days after satisfaction of such conditions.

8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if (a) the board of directors of the Company shall have made a Change of Recommendation, (b) at any time following receipt of an Acquisition Proposal, the Company’s board of directors shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within ten (10) business days after receipt of any reasonable written request to do so from Parent), (c) a tender offer or exchange offer for outstanding shares of the Company’s common stock shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and, prior to the earlier of (x) the date prior to the date of the Stockholders Meeting and (y) eleven (11) business days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, the Company’s board of directors fails at that time or at any time thereafter to recommend unequivocally against acceptance of such offer or (d) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by Parent to the Company and (y) the Termination Date.

8.5. Effect of Termination and Abandonment. (a) Except as provided in paragraphs (b) or (c) below, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve (x) any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach of this Agreement or (y) Parent or Merger Sub of any liability or damages to the Company resulting from the failure by Parent or Merger Sub to obtain the Financing (including a breach of Section 5.2(d) and Section 6.10) and (ii) the provisions set forth in this Section 8.5 and the second sentence of Section 9.1 shall survive the termination of this Agreement.

(b) In the event that (i) a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Acquisition Proposal with respect to the Company or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least (A) thirty (30) business days prior to, with respect to any termination pursuant to Section 8.2(a), the date of termination, and (B) at least ten (10) business days prior to, with respect to termination pursuant to Section 8.2(b), the date of the Stockholders Meeting) and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) (Drop Dead) or 8.2(b) (No Stockholder Approval), (ii) this Agreement is terminated (A) by Parent pursuant to Section 8.4 or (B) by the Company pursuant to Section 8.2(b) and, on or prior to the date of the Stockholders Meeting, any event giving rise to Parent’s right to terminate under Section 8.4 shall have occurred or (iii) this Agreement is terminated by the Company pursuant to Section 8.3(a) (Fiduciary Out), then, in each case, the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a termination fee of $1,250,000,000 (the “Termination Fee”) (provided, however, that the Termination Fee to be paid pursuant to clause (iii)

shall be paid as set forth in Section 8.3) payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to Parent pursuant to clause (i) of this paragraph (b) unless and until within 12 months of such termination, (1) the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have consummated or shall have approved or recommended to the Company’s stockholders, an Acquisition Proposal or (2) there shall have been consummated an Acquisition Proposal (substituting in both instances “50%” for “15%”, it being understood for the avoidance of doubt that any series of related transactions shall be aggregated and considered as a whole in determining such percentages in the definition of “Acquisition Proposal”). The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the fee set forth in this Section 8.5(b) or any portion of such fee, the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate published in the Money Rates section of The Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by the Company pursuant to this Section 8.5(b), the Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

(c) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.2(c), then, Parent shall promptly, but in no event later than two days after the date of such termination, pay the Company the Termination Fee, payable by wire transfer of same day funds. Parent acknowledges that the agreements contained in this Section 8.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails to promptly pay the amount due pursuant to this Section 8.5(c), and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent and/or Merger Sub for the fee set forth in this Section 8.5(c) or any portion of such fee, Parent shall pay to the Company its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate published in the Money Rates section of The Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by Parent pursuant to this Section 8.5(c) (provided that (i) neither Parent nor Merger Sub has breached any obligation under Section 6.1(c) (but only with respect to (x) clause (2) of the first sentence thereof and (y) the second sentence thereof) or Section 6.4(b) of this Agreement and (ii) the Stichting has not breached any obligation under the Parent Stockholder Commitment), then the Termination Fee shall be the Company’s sole and exclusive remedy for monetary damages under this Agreement.

ARTICLE IX

Miscellaneous and General

9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.9 (Employee Benefits), 6.11 (Expenses), 6.12 (Indemnification; Directors’ and Officers’ Insurance) and Section 6.17 (Other Matters) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.11 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement (as defined in Section 9.7) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES

THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) (i) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except where this Agreement is terminated in accordance with Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement (including Section 6.10) and any other agreement or instrument executed in connection herewith and this right shall include the right of the Company to cause Parent and Merger Sub to seek to enforce the terms of the Facilities against the Lenders to the fullest extent permissible pursuant to such Facilities and applicable Laws and to thereafter cause the Merger to be consummated, in each case, if the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than conditions which by their nature cannot be satisfied until Closing, but subject to the satisfaction or waiver of those conditions at Closing). Any action or proceeding for any such remedy shall be brought exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each party waives any requirement for the securing or posting of any bond in connection with any such remedy, it being acknowledged that the rights of the Parent and Merger Sub against the Lenders are governed by the Facilities and English Law. The parties further agree that (x) by seeking the remedies provided for in this Section 9.5(c), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.5(c) are not available or otherwise are not granted and (y) nothing contained in this Section 9.5(c) shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.5(c) before exercising any termination right under Article VIII (and pursuing damages after such termination) nor shall the commencement of any Action pursuant to this Section 9.5(c) or anything contained in this Section 9.5(c) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

(ii) Each of the parties hereto (A) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, in accordance with Section 9.6 or in such other manner as may be permitted by Law, of copies of such process to such party, and nothing in this Section 9.5(c) shall affect the right of any party to serve legal process in any other manner permitted by Law, (B) irrevocably and unconditionally consents and submits itself and its property in any action or proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, or for recognition and enforcement of any judgment in respect thereof, (C) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (D) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (E) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (F) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(iii) Each of Parent and Merger Sub hereby irrevocably appoint the persons listed under Sullivan & Cromwell LLP in Section 9.6 as agent for service of process, to receive on behalf of such party service of copies of the summons and complaint and any other process which may be served in any action or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby and agrees that process may be served on such persons by the methods provided for giving notice in Section 9.6.

9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

If to Parent or Merger Sub:

InBev N.V./S.A.

Brouwerijplein 1

3000 Leuven, Belgium

Attention: Sabine Chalmers, Chief Legal Officer

Fax: +32 16 50 71 11

with a copy to

Sullivan & Cromwell LLP,

125 Broad Street, New York, NY 10004

Attention: James C. Morphy

      Francis J. Aquila

      George Sampas

Fax: (212) 558-3588

If to the Company:

Anheuser-Busch Companies Inc.

One Busch Place, St Louis, MO 63118

Attention: Gary Rutledge

Fax: 314-577-2900

with a copy to

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square, New York, NY 10036

Attention: Paul T. Schnell

      Thomas W. Greenberg

Fax: (212) 735-2000

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Schedule, the Parent Shareholder Commitment and the Confidentiality Agreement, dated July 10, 2008, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.8. No Third Party Beneficiaries. Except for: (a) only following the Effective Time, the right of the Company’s shareholders to receive (i) the Per Share Merger Consideration in respect of Shares pursuant to Section 4.1(a), (ii) the aggregate consideration payable in respect of Company Options pursuant to Section 4.3(a) and (iii) the aggregate consideration payable in respect of Company Awards pursuant to Section 4.3(b); (b) the right of the Company on behalf of its shareholders to pursue damages (including claims for damages based on loss of the economic benefits of the transaction to the Company’s stockholders) in the event of Parent’s or Merger Sub’s breach of this Agreement (whether or not the Agreement has been terminated pursuant to Article VIII), which right is hereby expressly acknowledged and agreed by Parent and Merger Sub; and (c) the right of the Indemnified Parties to enforce the provisions of Section 6.12 (Indemnification; Directors’ and Officers’ Insurance) only, (1) Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and (2) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The third-party beneficiary rights referenced in clause (b) of the preceding sentence may be exercised only by the Company (on behalf of its stockholders as their agent) through actions expressly approved by the Company’s Board of Directors, and no shareholder of the Company whether purporting to act in its capacity as a shareholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right.

9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due, and Parent and Merger Sub will indemnify the Company against liability for any such taxes.

9.11. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.13. Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Annex or Exhibit, such reference shall be to a Section of, Annex to or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Subject to the introductory language to Section 5.1 and Section 5.2, each party to this Agreement has or may have set forth information in its respective disclosure schedule in a section of such disclosure schedule that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a disclosure schedule to this Agreement shall not constitute an admission by such party that such item is material, that such item has had or would have a Material Adverse Effect or that the disclosure of such be construed to mean that such information is required to be disclosed by this Agreement.

9.14. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation and, as applicable pursuant to Section 7.3(a), as of the Closing Date; provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

ANHEUSER-BUSCH COMPANIES, INC.

By:	/s/ August A. Busch IV
Name:	August A. Busch IV
Title:	President and Chief Executive Officer

INBEV N.V./S.A.

By:	/s/ Carlos Brito
Name:	Carlos Brito
Title:	Chief Executive Officer

By:	/s/ Sabine Chalmers
Name:	Sabine Chalmers
Title:	Chief Legal Officer

PESTALOZZI ACQUISITION CORP.

By:	/s/ Sabine Chalmers
Name:	Sabine Chalmers
Title:	Secretary

ANNEX A

DEFINED TERMS

Terms	Section
Acquisition Proposal	6.2(b)
Actions	5.1(g)
Affiliate	5.1(e)(ii)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(ii)
Applicable Date	5.1(e)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
Book-Entry Shares	4.1(a)
Bridge Facility	5.2(d)(ii)
Bridge Lenders	5.2(d)(ii)
business day	1.2
By-Laws	2.2
Certificate	4.2(a)
Change of Recommendation	6.2(c)(iii)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	4.2(g)
Company	Preamble
Company Approvals	5.1(d)(i)
Company Awards	4.3(b)
Company Benefit Plans	5.1(h)(i)
Company Disclosure Schedule	5.1
Company ERISA Plan	5.1(h)(ii)
Company IP	5.1(p)(i)
Company Labor Agreements	5.1(o)
Company Non-U.S. Benefit Plans	5.1(h)(i)
Company Option	4.3(a)
Company Pension Plan	5.1(h)(ii)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company U.S. Benefit Plans	5.1(h)(ii)
Confidentiality Agreement	9.7
Consent Solicitation	6.15(b)
Constituent Corporations	Preamble
Contract	5.1(d)(ii)
D&O Insurance	6.12(c)

A-1

Delaware Certificate of Merger	1.3
Detriments	6.5(b)
Detriments Limit	6.5(b)
DGCL	1.1
Dissenting Stockholders	4.1(a)
DTC	4.2(b)
Effective Time	1.3
Employees	5.1(h)(i)
Encumbrance	5.1(k)(iv)
Environmental Law	5.1(m)
Equity Financing Filings	5.2(c)(i)
Equity Financings	6.10(b)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(iii)
Exchange Act	5.1(a)
Exchange Fund	4.1(a)
Excluded Share	4.1(a)
Excluded Shares	4.1(a)
Facilities	5.2(d)(ii)
Financing	5.2(d)(ii)
Financing Date	5.2(c)(i)5.2(d)(i)
GAAP	5.1(a)
Governmental Antitrust Entity	6.5(e)
Governmental Entity	5.1(d)(i)
Hazardous Substance	5.1(m)
HSR Act	5.1(d)(i)
Indemnified Parties	6.12
Intellectual Property	5.1(p)(iv)
IRS	5.1(h)(ii)
Joint Venture	5.1(a)
Judgment	5.1(g)
knowledge	5.1(f)
Laws	5.1(i)
Leased Real Property	5.1(k)(ii)
Lenders	5.2(d)(ii)
Liabilities	5.1(g)
Lien	5.1(b)(i)
Material Adverse Effect	5.1(a)
Material Contract	5.1(j)
Merger	Preamble
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(ii)
Non-Wholly Owned Subsidiaries	5.1(b)(i)
NYSE	5.1(e)(ii)
Order	7.1(c)

A-2

Owned Real Property	5.1(k)(i)
Parent	Preamble
Parent Approvals	5.2(c)(i)
Parent Common Stock	5.2(b)
Parent Disclosure Schedule	5.2
Parent Prospectus	6.3(b)
Parent Shareholder Commitment	Preamble
Parent Shareholder Meeting Materials	6.3(b)
Parent Shareholders Meeting	6.4(b)
Paying Agent	4.2(a)
PBGC	5.1(h)(iii)
Per Share Merger Consideration	4.1(a)
Person	4.2(d)
Proxy Statement	6.3(a)
Registered	5.1(p)(iv)
Representatives	6.2(a)
Requisite Company Vote	5.1(c)(i)
Requisite Parent Vote	5.2(b)
Sarbanes-Oxley Act	5.1(e)(i)
SEC	5.1
Securities Act	5.1(e)(i)
Senior Facilities Agreement	5.2(d)(ii)
Senior Lenders	5.2(d)(ii)
Share	4.1(a)
Shares	4.1(a)
Significant Subsidiary	5.1(a)
Software	5.1(p)(iv)
Solvent	5.1(r)
Stichting	Preamble
Stock Plans	5.1(b)(i)
Stockholders Meeting	6.4(a)
Subsidiary	5.1(a)
Superior Proposal	6.2(b)
Surviving Corporation	1.1
Takeover Statute	5.1(l)
Tax	5.1(n)
Tax Return	5.1(n)
Taxes	5.1(n)
Termination Date	8.2
Termination Fee	8.5(b)
Trade Secrets	5.1(p)(iv)
Wholly Owned Subsidiaries	5.1(b)(i)

A-3